EXHIBIT 99.1

Sharps Compliance Reports $5.7 Million in Revenue in Second Quarter Fiscal 2013

  Second quarter core revenue and billings, which exclude the U.S. Government contract, achieved new records led by solid growth in targeted Professional, Pharmaceutical and Retail markets
  Billings through the inside and online sales channel in the second quarter increased 39% year-over-year to $0.8 million
  Balance sheet remains solid with cash of $16.8 million, working capital of $18.1 million and no debt as of December 31, 2012
  Company authorized $3.0 million stock repurchase program in January 2013

HOUSTON, Jan. 30, 2013 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the second quarter of fiscal year 2013 ended December 31, 2012.

Revenue in the second quarter of fiscal 2013 was $5.7 million. Growth in key targeted markets helped to offset the $0.7 million decrease associated with the maintenance portion of a U.S. Government contract with the Division of Strategic National Stockpile of the Centers for Disease Control that was terminated on January 31, 2012. When compared with the trailing fiscal 2013 first quarter, revenue increased $0.6 million, or 10.9%. Comparable core market revenue for the second quarter of fiscal 2012 was $5.5 million.

Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, were down $0.4 million compared with the prior year period, reflecting the $0.7 million impact from the termination of the maintenance portion of the U.S. government contract. Excluding that impact, core customer billings increased $0.3 million, or 5.2%, year-over-year to a record $5.5 million in the second quarter of fiscal 2013. Solid growth in billings to the professional, pharmaceutical and retail markets were partially offset by lower billings to the home health care and other markets, which were softer due to the timing of orders. Compared with the trailing fiscal 2013 first quarter, core customer billings increased $0.1 million, or 2.0%, from $5.4 million in the trailing first quarter. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

"Record sales in our core markets demonstrated our continued focus on delivering the most cost-effective and convenient medical waste management solutions to our customers as we continue to capture market share," stated David P. Tusa, President and CEO of Sharps Compliance. "Moreover, our pipeline of targeted opportunities, excluding government, has increased to over $30 million as we pursue larger prospects resulting from our strategic alliances and positioning the Company as a comprehensive medical waste management provider."

Aggressive sales and marketing initiatives drive market growth

Professional market billings grew $0.2 million, or 31.9%, to $1.0 million in the second quarter of fiscal 2013. The growth in the market was a direct result of the Company's targeted telemarketing activities and corresponding promotional activities to educate doctors, dentists and veterinarians on the significant cost advantage and convenience of the Company's Sharps® Recovery System over the traditional pick-up service in the small quantity generator sector. The Company's inside and online sales channel, which is focused primarily on the professional market, saw billings increase 38.6%, to $0.8 million in the fiscal 2013 second quarter from $0.6 million in the prior year period. The second quarter billings from this channel were basically flat when compared to the sequential quarter reflecting the slowdown in the professional market during the holiday season.

Second quarter pharmaceutical market billings grew $0.2 million, or 28.3%, to $0.9 million as a result of timing of customer orders and resupply orders from one of the three new Patient Support Programs that were awarded in fiscal 2012.

Retail market billings for the second quarter of fiscal 2013 increased $0.1 million, or 10.1%, to $1.4 million compared with the prior-year period. This increase was due to higher sales related to the flu season of $122,000 and higher sales for the Company's Complete Needle Collection & Disposal System™ of $62,000, partially offset by lower sales of the TakeAway Environmental Return System™ solutions of $70,000 due to initial launches in the prior year.

Although the flu shot-related orders in the retail market for the second quarter of fiscal 2013 were up 12% over the prior year, they were up 36%, to $3.8 million, for the trailing twelve month period representing continued strength in this sector. As the leading solutions provider to retail pharmacies administering flu-related and other immunizations, we have seen this sector nearly quadruple over the past four years as more healthcare is provided in the alternate site setting.

Growth from these markets was slightly offset by a $0.2 million year-over-year decline in the home health care market due to timing of distributor orders.

Operating Performance

Gross margin was 29.7% in the second quarter of fiscal 2013 compared with gross margin of 34.6% in the fiscal 2012 second quarter. The margin contraction reflected the impact of (i) the January 31, 2012 termination of the maintenance portion of the U.S. Government contract including the absorption of approximately $0.1 million, or 200 basis points, of ongoing facility costs, (ii) $64 thousand, or 110 basis points, associated with an additional accrued loss for lease related liabilities for the Atlanta facility, (iii) treatment facility-related repairs and seasonal labor and (iv) lower revenue compared with the prior year which included the U.S. Government contract.

Selling, general and administrative (SG&A) expense of $2.0 million in the second quarter of fiscal year 2013 was relatively flat compared with the prior-year period. This reflects the Company's continued commitment to strong cost discipline and focused use of resources on the Company's target markets. Sharps expects the quarterly SG&A run rate to increase approximately 5% going forward as a result of increased sales-related personnel and marketing expenditures.

For the second quarter of fiscal 2013, the Company had an operating loss of $0.4 million compared with operating income of $34 thousand in the same period of the prior year.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, was a loss of $0.2 million for the second quarter of fiscal 2013 compared with EBITDA of $0.3 million in the same period of the prior fiscal year. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release.)

Net loss for the fiscal 2013 second quarter was $0.4 million, or $0.03 per diluted share, compared with net income of $28 thousand, or basically breakeven, for the corresponding prior-year period.

First half fiscal 2013 review

For the six months ended December 31, 2012, revenue was $10.9 million compared with $12.0 million during the prior-year period, which included $1.4 million associated with the maintenance portion of the U.S. government contract. Excluding that impact, core customer billings increased 5.2%, or $0.5 million, to $11.0 million during the year-to-date period in fiscal 2013. Professional billings increased 37.2% to $2.0 million over the first half of fiscal 2012. Pharmaceutical billings increased 50.4% to $1.5 million compared with $1.0 million over the prior-year period.

Retail billings were down $0.4 million to $2.6 million compared with the first half of fiscal 2012, as a result of timing of customer orders and new program launches in the prior-year period of both the Complete Needle Collection & Disposal System™ and the TakeAway Environmental Return System™ solutions. Flu business related orders were essentially flat at $1.9 million for the year-to-date period. Core government billings increased 132.6%, or $0.3 million, to $0.5 million as a result of a large stocking order placed by the U.S. Department of Defense for $0.2 million through the distributor channel.

For the fiscal 2013 year-to-date period, gross margin was 29.9% compared with 33.2% in the same period of the prior fiscal year as operating leverage was impacted by similar items as those noted in the second quarter discussion. SG&A expense over the comparable period decreased $0.1 million to $4.1 million. Operating loss for the six months ended December 31, 2012 and 2011 was $1.1 million and $0.5 million, respectively.

EBITDA loss for the first six months of fiscal 2013 was $0.5 million compared with EBITDA of $70 thousand in the prior-year period. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release.) Net loss was $1.1 million, or $0.07 per diluted share, for the six months ended December 31, 2012, compared with a net loss of $0.3 million, or $0.02 per diluted share, for the six months ended December 31, 2011.

Financial Flexibility and a Strong Balance Sheet

Cash and cash equivalents were $16.8 million at December 31, 2012 compared with $17.5 million at June 30, 2012. Working capital was $18.1 million at December 31, 2012, compared with $18.6 million at the end of fiscal year 2012. At December 31, 2012, stockholders' equity and total assets were $22.4 million and $27.0 million, respectively, compared with $23.2 million and $27.6 million, respectively, at June 30, 2012.

At December 31, 2012, the Company had no debt outstanding and $3.0 million available under its revolving line of credit.

Given the strength of the Company's balance sheet coupled with management's confidence in the business and strategic direction, a stock repurchase program was authorized in January 2013 for up to $3 million of Sharps' outstanding common stock over a two-year period.

Outlook

Mr. Tusa concluded, "Over the past few quarters we believe we have begun to transform the Company from a seller of mailback solutions to a provider of comprehensive medical waste management services. We believe that execution of our business strategy and closing on many of the opportunities in our pipeline will bode well for the Company's growth and financial performance over calendar year 2013."

Second Quarter Fiscal Year 2013 Webcast and Conference Call

The Company will host a conference call and webcast today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period, key market initiatives and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialing (201) 689-8560. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Wednesday, February 6, 2013. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 406940. A transcript will also be posted to Sharps' website once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications. Its strategy is to capture a large part of the estimated $3.8 billion untapped market for its solutions by targeting the major agencies that are interrelated with this medical waste stream, including pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, the U.S. government and the professional market which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth. The Company's flagship product, the Sharps® Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company's TakeAway Environmental Return System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications. The Complete Needle Collection & Disposal System™ is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.

The Company has partnered with Daniels Sharpsmart in a joint marketing alliance to serve the entire U.S. medical waste market, offering customers a blended product portfolio to effectively target healthcare customers with multi-site and multi-size locations. The alliance also enables a team effort for cross selling each company's capabilities where best suited.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	(Unaudited)			(Unaudited)
	2012	2011	% Change	2012	2011	% Change
				(Unaudited)	(Unaudited)
Revenue	$ 5,717	$ 6,212	(8.0%)	$ 10,870	$ 11,955	(9.1%)

Cost of revenue	4,017	4,065	(1.2%)	7,618	7,989	(4.6%)
Gross profit	1,700	2,147	(20.8%)	3,252	3,966	(18.0%)
Gross margin	29.7%	34.6%		29.9%	33.2%
SG&A expense	2,020	1,997	1.2%	4,100	4,207	(2.5%)
Depreciation and amortization	111	116	(4.3%)	224	223	0.4%

Operating income (loss)	(431)	34		(1,072)	(464)
Operating margin	(7.5%)	0.5%		(9.9%)	(3.9%)
Other income	8	9		16	6

Income (loss) before income taxes	(423)	43		(1,056)	(458)
Income tax expense (benefit)	5	15		11	(161)
Net income (loss)	$ (428)	$ 28		$ (1,067)	$ (297)

Net income (loss) per share
Basic	$ (0.03)	$ 0.00		$ (0.07)	$ (0.02)
Diluted	$ (0.03)	$ 0.00		$ (0.07)	$ (0.02)

Weighted Average Shares Outstanding
Basic	15,232	15,077		15,221	15,071
Diluted	15,232	15,404		15,221	15,071

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2012	June 30, 2012
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 16,785	$ 17,498
Accounts receivable, net	2,901	2,427
Inventory	1,967	2,219
Prepaid and other current assets	315	398
Total current assets	21,968	22,542
Property, plant and equipment, net	4,492	4,632
Intangible assets, net	587	464
Total assets	$ 27,047	$ 27,638

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 830	$ 752
Accrued liabilities	1,349	1,302
Deferred revenue	1,706	1,881
Total current liabilities	3,885	3,935
Long-term deferred revenue	588	358
Other long-term liabilities	135	165
Total liabilities	4,608	4,458
Stockholders' equity:
Total stockholders' equity	22,439	23,180
Total liabilities and stockholders' equity	$ 27,047	$ 27,638

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended December 31,
	2012	% Total	2011	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 1,559	28.2%	$ 1,740	$ (181)	(10.4%)
Retail	1,434	25.9%	1,303	131	10.1%
Professional	950	17.2%	720	230	31.9%
Pharmaceutical	910	16.4%	709	201	28.3%
Assisted Living/ Hospitality	376	6.8%	269	107	39.8%
Core Government	108	1.9%	90	18	20.0%
Other	202	3.6%	434	(232)	(53.5%)
U.S. Government Contract	--	0.0%	722	(722)	(100.0%)
Subtotal	5,539	100.0%	5,987	(448)	(7.5%)
GAAP Adjustment *	178		225	(47)	(20.9%)
Revenue Reported	$ 5,717		$ 6,212	$ (495)	(8.0%)

	Six-Months Ended December 31,
	2012	% Total	2011	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 3,306	30.1%	$ 3,507	$ (201)	(5.7%)
Retail	2,599	23.7%	3,026	(427)	(14.1%)
Professional	1,951	17.8%	1,422	529	37.2%
Pharmaceutical	1,472	13.4%	979	493	50.4%
Assisted Living/ Hospitality	752	6.9%	569	183	32.2%
Core Government	500	4.6%	215	285	132.6%
Other	388	3.5%	703	(315)	(44.8%)
U.S. Government Contract	--	0.0%	1,444	(1,444)	(100.0%)
Subtotal	10,968	100.0%	11,865	(897)	(7.6%)
GAAP Adjustment *	(98)		90	(188)	(208.9%)
Revenue Reported	$ 10,870		$ 11,955	(1,085)	(9.1%)

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended December 31,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 2,377	42.9%	$ 2,390	$ (13)	(0.5%)
Distributors	2,387	43.1%	2,316	71	3.1%
Inside and Online Sales	775	14.0%	559	216	38.6%
U.S. Government Contract	--	0.0%	722	(722)	(100.0%)
Total Billings By Channel	$ 5,539	100.0%	$ 5,987	$ (448)	(7.5%)

	Six-Months Ended December 31,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 4,149	37.8%	$ 4,478	$ (329)	(7.3%)
Distributors	5,272	48.1%	4,914	358	7.3%
Inside and Online Sales	1,547	14.1%	1,029	518	50.3%
U.S. Government Contract	--	0.0%	1,444	(1,444)	(100.0%)
Total Billings By Channel	$ 10,968	100.0%	$ 11,865	$ (897)	(7.6%)

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net Income (Loss)	$ (428)	$ 28	$ (1,067)	$ (297)

Income tax expense (benefit)	5	15	11	(161)
Interest income	(8)	(10)	(16)	(20)
Depreciation and amortization	277	278	553	548

EBITDA	$ (154)	$ 311	$ (519)	$ 70

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax (benefit) expense, interest (income) expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         Deborah K. Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com